Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the “Agreement”) is effective on January 16, 2023 (the “Effective Date”), between Dynavax Technologies Corporation, with an address at 2100 Powell Street, Suite 720, Emeryville, CA 94608 (“Dynavax”), and Peter Paradiso, with an address at [address], (“Consultant”). Dynavax and Consultant may be collectively referred to herein as the “Parties” and each may be referred to individually as a “Party.”

1.
Services. Consultant will provide services in the field of the vaccine research and development and other consulting services as agreed upon (“Services”) as described in one or more Statements of Work (“SOW”) signed by the Parties. A form of a Statement of Work (“SOW”) is attached hereto as Exhibit A. SOW’s shall be numbered in chronological order and shall be deemed accepted and incorporated into this Agreement as of the effective date upon signature of both Parties.

2.
Compensation. Dynavax will pay Consultant hourly, project (such as a flat fee for participating in an Advisory Board), or milestone-based rates or charges, as set forth in the SOW. For hourly or other time-based charges, payment shall not exceed the estimated amount in the SOW without the advance, written agreement of Dynavax. All undisputed amounts will be due and payable by Dynavax within thirty (30) days of its receipt of invoice. Dynavax will reimburse Consultant for actual, reasonable out-of-pocket expenses incurred in connection with its Services, provided the expenses are supported by written receipts and estimated travel expenses are pre-approved in writing by an authorized representative of Dynavax. Dynavax may withhold any portion of an amount invoiced that is the subject of a good faith dispute pending resolution of the dispute. Consultant shall keep and maintain accurate and complete books and records of the cost and expenses of the Services provided hereunder and shall make such books and records available to Dynavax for audit upon reasonable advance notice. Consultant may direct inquiries and send its invoices to Dynavax Accounts Payable at accountspayable@dynavax.com.

3.
Confidentiality.

a. “Dynavax Confidential Information” means any information (including any and all combinations of individual items of information) that Dynavax has or will develop, acquire, create, compile, discover or own, that has value in or to Dynavax’s business which is not generally known and which Dynavax wishes to maintain as confidential. Dynavax Confidential Information includes both (i) information created by others that Consultant learns or that becomes available to Consultant through Dynavax, its affiliates, and its and their respective officers, directors, employees, agents, and independent contractors; and (ii) information that Consultant creates that Dynavax owns pursuant to Section 4 of this Agreement. Dynavax Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Dynavax, whether or not such information is identified as Dynavax Confidential Information. By way of example, and without limitation, Dynavax Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, technology, research or development of Dynavax or its affiliates, or to Dynavax’s or its affiliates’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding Dynavax’s or its affiliates’ products or services and markets therefor, current plans, future plans, strategies, patents and patent applications, biologics, compounds, cell lines, vaccines, antigens, adjuvants, compositions, formulations, dose levels, dosage forms, treatment or dosage regimens, ingredients, media, clinical and pre-clinical programs and studies, reports, presentations, data, customer lists and customers, software, developments, inventions, discoveries, ideas, manufacturing, processes, procedures, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, consultants, investigators, service providers, employees, and address, telephone, and email lists, and other business information disclosed by Dynavax or its affiliates, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other Dynavax property. Notwithstanding the foregoing, Dynavax Confidential Information does not include general knowledge, skill, and experience that Consultant has acquired during the course of or in connection with Consultant’s performance of the Services or from a former employer. Dynavax Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure by Dynavax to Consultant; (ii) becomes publicly known or made generally available after disclosure by Dynavax to Consultant through no wrongful action or omission by Consultant; or (iii) is in Consultant’s rightful possession, without confidentiality obligations, at the time of disclosure by Dynavax as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

b. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of, Dynavax Confidential Information. Consultant will not (i) use Dynavax Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of Dynavax, or (ii) disclose Dynavax Confidential Information to any third party without the prior written consent of an authorized representative of Dynavax, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Dynavax and seek a protective order or such similar confidential protection as may be available under applicable law, and in any such case where Consultant is still required to disclose Dynavax Confidential Information, Consultant will only disclose that which is legally required to be disclosed and no more. Consultant agrees that no ownership of Dynavax Confidential Information is conveyed to Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Dynavax property, intellectual property rights, trade secrets or other proprietary know-how of Dynavax to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 3(b) shall continue after the termination of this Agreement.

c. Consultant agrees that Consultant will not improperly use, disclose, or induce Dynavax to use any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an obligation to keep such proprietary information or trade secrets in confidence. Consultant further agrees that Consultant will not bring onto Dynavax’s premises or transfer onto Dynavax’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, Dynavax has been consented to, in writing, by such third party and Dynavax.

d. Consultant recognizes that Dynavax has received, and in the future may receive, from third parties (for example, customers, suppliers, licensors, licensees, partners, and collaborators) as well as its subsidiaries and affiliates (“Associated Third Parties”), information which Dynavax is required to maintain and treat as confidential or proprietary information of such Associated Third Parties (“Associated Third Party Confidential Information”), and Consultant agrees to use such Associated Third Party Confidential Information only as directed by Dynavax and to not use or disclose such Associated Third Party Confidential Information in a manner that would violate Dynavax’s obligations to such Associated Third Parties. By way of example, Associated Third Party Confidential Information may include the practices or habits of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between Dynavax and such Associated Third Parties. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes Dynavax and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for Dynavax consistent with Dynavax’s agreement with such Associated Third Parties.

e. Upon any termination or expiration of this Agreement, Consultant will return to Dynavax all Dynavax Confidential Information and Associated Third Party Confidential Information then in its possession, all copies thereof in any form, and all notes containing or summarizing Dynavax Confidential Information or Associated Third Party Confidential Information. Without limiting the foregoing, Consultant will provide to Dynavax an electronic copy of all Dynavax Confidential Information and Associated Third Party Confidential Information that exists on Consultant’s personal computers and media, and thereafter permanently erase all Dynavax Confidential Information and Associated Third Party Confidential Information from all of Consultant’s devices. Consultant will promptly return to Dynavax all media, computers, and other equipment supplied by Dynavax, if any, with all data stored thereon in organized and useable form.

f. Consultant hereby acknowledges and agrees that in the event of a breach of the confidentiality obligations set forth herein, Dynavax will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant waives any claim or defense that Dynavax has an adequate remedy at law in any such proceeding and hereby agrees that Dynavax shall be entitled to injunctive and equitable relief (without the necessity of proving actual damages, posting any bond, or other undertaking) in addition to such further legal or equitable relief as may be granted by a court of competent jurisdiction.

4.
Intellectual Property.

a.
As between Dynavax and Consultant, Consultant agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of Dynavax. Consultant also agrees to promptly make full written disclosure to Dynavax of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to Dynavax all of Consultant’s right, title, and interest in and to the Inventions. Consultant agrees that this assignment includes a present conveyance to Dynavax of ownership of Inventions that are not yet in existence. Consultant agrees that the decision whether or not to commercialize or market any Inventions is within Dynavax’s sole discretion and for Dynavax’s sole benefit, and that no royalty or other consideration will be due to Consultant as a result of Dynavax’s efforts to commercialize or market any such Inventions.
b.
Subject to Section 4(a), Consultant will inform Dynavax, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets, and other proprietary information or intellectual property rights owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Agreement (collectively, “Prior Inventions”) into any Invention or otherwise utilizing any Prior Invention in the course of performing the Services; and Dynavax is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets, and other proprietary information or intellectual property rights owned by any third party into any Invention without Dynavax’s prior written permission.
c.
Any assignment to Dynavax of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
d.
Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise reasonably specified by Dynavax. As between Dynavax and Consultant, the records are and will be available to and remain the sole property of Dynavax at all times and upon Dynavax’s request, Consultant shall deliver (or cause to be delivered) the same.
e.
Consultant agrees to assist Dynavax, or its designee, at Dynavax’s sole expense, in every proper way to secure Dynavax’s rights in the Inventions in any and all countries, including the disclosure to Dynavax of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Dynavax shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to Dynavax, its successors, assigns and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 4(e) shall continue after the termination of this Agreement.
f.
Consultant agrees that, if Dynavax is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Dynavax in Section 4(a), then Consultant hereby irrevocably designates and appoints Dynavax, and its duly authorized officers and agents, as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.
5.
Representations and Warranties. Consultant represents and warrants to Dynavax that:

a.
this Agreement constitutes a valid and binding obligation of the Consultant and is enforceable in accordance with its terms;

b.
Consultant shall comply with all laws and regulations pertaining to the Services it is providing to Dynavax under this Agreement;

c.
Consultant possesses expertise with respect to the Services described in Section 1 of this Agreement and related topics referred to or implied in the incorporated SOW’s and that Services will be performed in accordance with this Agreement, it has, and shall maintain throughout the term of this Agreement, all material training, licenses, approvals or certifications necessary for safely, adequately and lawfully performing the Services. If any such authorization, license, approval or certification is suspended or revoked during the term of the Agreement, Consultant shall notify Dynavax in writing within twenty-four (24) hours;

d.
Consultant has a valid right to engage in all activity contemplated by this Agreement, including, without limitation the right to make the assignments and grant the licenses set forth in Section 4 (Intellectual Property) and that throughout the term of this Agreement Consultant’s performance of the Services will not (a) breach or conflict with any duty or any agreement that Consultant previously had, currently maintains, or in the future enters into with a third party or (b) infringe or misappropriate any intellectual property rights of any third party;
e.
the provision of the Services does not and will not result in any conflict of interest other than as set forth in Exhibit B and that Consultant undertakes to inform Dynavax immediately of any such conflict that arises or is discovered in the future, as well as undertake reasonable effort to avoid any such conflict of interest or minimize the impact thereof as it relates to the Services and Dynavax;
f.
Consultant is not aware of any circumstance, actual or potential, involving any third party that would object to Consultant providing the Services contemplated hereunder;
g.
Consultant will not disclose to Dynavax, will not bring into Dynavax’s facilities, and will not use or induce Dynavax to use, any confidential or proprietary information of any third party under any circumstance in connection with the Services; and
h.
Consultant has not been debarred under Section 306 of the U.S. Federal, Food, Drug and Cosmetic Act or is otherwise excluded from any federal healthcare program, and Consultant shall promptly inform Dynavax if it becomes aware that any person performing services on behalf of Consultant under this Agreement becomes debarred or excluded or is convicted of a crime that is grounds for such debarment or exclusion.

6.
Other Duties. Consultant acknowledges and agrees that Consultant’s obligations to Dynavax under this Agreement, and all other duties or obligations to Dynavax, whether arising by law, contract, or professional association rules, are cumulative, and no individual contract or duty will be considered a limitation on any of Consultant’s obligations under or as a result of any other contract or duty.
7.
Business Interference. During the term of this Agreement and for twelve (12) months thereafter, Consultant will not, directly or indirectly by any means (including without limitation acting by or through any other person or entity), solicit, induce, or attempt to induce any employee, consultant, supplier, clinical investigator, clinical site, or service provider of Dynavax to reduce or otherwise alter, terminate, or breach any employment, contractual, or other business relationship with Dynavax.
8.
Conflicts of Interest. Consultant represents that Consultant’s compliance with this Agreement and the provision of the Services will not violate any duty or obligation that Consultant may have to a third party (such as a present or former employer or recipient of Consultant’s services). Consultant agrees to immediately notify Dynavax in writing of any potential conflict that arises, including Consultant’s engagement to provide services to any competitor of the Company. It is understood that in the event of an actual or potential conflict, Dynavax will review whether Consultant’s other activities are consistent with Consultant continuing to serve as a consultant to Dynavax. Consultant agrees not to use the funding, resources, facilities, or time of any third party to provide the Services, or perform the Services in a manner that would give any third party rights to any intellectual property or other product of such work.
9.
Relationship of the Parties. Consultant agrees that it is the intent of the Parties that Consultant is an independent contractor. Consultant, by virtue of this Agreement, will not be considered an employee or partner of, or engaged in a joint venture with, Dynavax for any purpose.
10.
Publication. Without limiting the confidentiality provisions above, Consultant will not, without the prior, written consent of Dynavax: (a) publish or disseminate any information related to the Services or (b) use Dynavax’s name in any publication or advertising.
11.
Term and Termination.
a.
This Agreement will begin on the Effective Date and will continue in effect for a period of two (2) years, unless terminated earlier as provided in this Agreement. To the extent that a SOW is outstanding at the time of termination of the Agreement, the term of this Agreement shall be extended until the time of the completion of all obligations under that SOW. Sections 3 – 10 and 11(b) -18 will survive termination of this Agreement.

b.
Either Party may terminate this Agreement upon a material breach by the other Party, provided the other Party receives at least thirty (30) days prior written notice of the intent to terminate and an opportunity to cure the breach within such period. If the breach is cured within this period, the Agreement will continue, uninterrupted. Dynavax may terminate this Agreement at any time for convenience upon thirty (30) days’ written notice to Consultant. Notwithstanding the foregoing, and in the event of any termination or expiration hereunder, Consultant will, upon Dynavax’s request: (a) complete all Services then ongoing that if halted would cause Dynavax significant delay or costs, and (b) undertake reasonable efforts to provide for the transition of the Services to a third party designated by Dynavax. In the event of any termination, Dynavax will pay for Services properly completed (on a pro rata basis, if the Services are on a fixed-fee basis), and if this amount is less than the amount already paid to Consultant as of the effective date of termination, Consultant will promptly return the difference.

12.
Jurisdiction and Governing Law. This Agreement will be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to its conflicts of law provisions that would require application of the laws of another state. The Parties agree that any suit or action arising in connection with this Agreement will be brought in the state or federal courts located in Alameda County, California and the Parties shall submit to the sole and exclusive jurisdiction of such courts and waive any and all jurisdictional, venue, and inconvenient forum objections to such courts.
13.
Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "Notice") in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to Dynavax:	Dynavax Technologies Corporation 2100 Powell Street, Suite 720 Emeryville, CA 94608 Email: legal@dynavax.com Attention: Legal Department

If to Consultant:	Peter Paradiso [address] Email: [email address]

15. Assignment. This Agreement may not be assigned, transferred, or subcontracted, in whole or in part, by Consultant without the prior written consent of Dynavax. Any purported assignment by Consultant without such consent will be null and void. Dynavax may assign this Agreement without Consultant’s consent.

14.
Equitable Remedies. Consultant acknowledges that in the event of any breach of this Agreement by Consultant, including without limitation the actual or threatened disclosure of Dynavax Confidential Information or Associated Third Party Confidential Information without the prior, express written consent of Dynavax, Dynavax may suffer irreparable injury such that no remedy at law will afford it adequate protection against, or appropriate compensation for, the injury. Accordingly, Consultant agrees that Dynavax will be entitled to seek specific performance of Consultant’s obligations under this Agreement without posting any bond or other undertaking, as well as such further relief as may be granted by a court of competent jurisdiction.
15.
Entire Agreement, Headings and Severability. This Agreement (a) constitutes the entire agreement between the Parties with regard to its subject matter, (b) is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in this Agreement, (c) supersedes any other such promises or representations, and (d) may not be modified or amended, and no right of either Party may be waived or forgiven, except in a writing signed by both of the Parties. Section headings are for ease of reference only and will not be considered to have any other relevance or interpretive effect. If any aspect of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, this determination will not affect any other aspect of this Agreement.
16.
Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be signed and delivered electronically, including by Docusign, each of which shall be deemed to be an original and all of which shall together be deemed to constitute one agreement and shall be binding when executed and delivered.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties through their duly authorized representatives to be effective as of the Effective Date.

DYNAVAX TECHNOLOGIES CORPORATION	Peter Paradiso
By: /s/ David Novack]	By: /s/ Peter R. Paradiso]
Title: President & COO	Title: Consultant
Date: 1/18/2023	Date: 1/17/2023

STATEMENT OF WORK NO. 1__

This Statement of Work No. 1 (“SOW No. 1”) is effective on January 17, 2023 (“SOW Effective Date”) into by the Parties pursuant to the Agreement entered into effective January 1, 2023 (“Agreement”). All undefined capitalized terms shall have the meanings set forth in the Agreement.

1.
Description of Services: Advise on Dynavax’s research and development programs, assist in scientific evaluation of opportunities.

2.
Scope of Services: Participate in meetings and be available for occasional ad hoc phone conferences on specific topics. It is anticipated that most meetings will take place by phone or videoconference. Meetings may be in person by mutual agreement. Time commitment not to exceed 2 days per month without mutual agreement.

3.
Deliverables: Consultant’s active participation in required meetings. Written deliverables to be mutually agreed upon.

4.
Pricing and Payment:

a.
Dynavax will pay Consultant at a rate of $500 per hour (or fraction thereof) for Services and $250 per hour (or fraction thereof) for travel time. Consultant will invoice for Services and travel time in increments of 0.25 hour (i.e., 15 minute) increments.
b.
Dynavax will not pay for Consultant’s administrative activities, including, without limitation, setting up meetings and travel/accommodations and preparing invoices.

5.
Termination Date: December 31, 2024

Dynavax Technologies Corporation /s/ David Novack By: David Novack Title: President & COO Date: 1/18/2023	Peter Paradiso /s/ Peter R. Paradiso By: Peter Paradiso Title: Consultant Date: 1/17/2023